Exhibit 10.2(b)

AMENDED AND RESTATED SUBORDINATED LOAN AGREEMENT

This Amended and Restated Subordinated Loan Agreement (this “Agreement”) is made to be effective as of February 26, 2010 (the “Effective Date”) between Rurbanc Data Services, Inc., an Ohio corporation (“Lender”), having an address of 7622 State Route 66 N, Defiance, Ohio 43512, and New Core Holdings, Inc., a Florida corporation (“Borrower”), having an address of 720 Gooseneck Drive, Lititz, Pennsylvania 17543.

For valuable consideration, the receipt of which is hereby acknowledged, Borrower and Lender hereby recite and agree as follows, intending to be legally bound.

Recitals

A.  Borrower and Lender entered into an Agreement and Plan of Merger, dated as of April 25, 2009, by and among Borrower, Lender and NC Merger Corp. (the “Plan of Merger”).

B.  In connection with the Plan of Merger, Lender agreed to lend to Borrower the aggregate principal amount of Five Million Dollars ($5,000,000) on the terms and conditions stated in the Subordinated Loan Agreement, dated April 25, 2009, between Lender and Borrower (the “Existing Loan Agreement”).

C.  Pursuant to the Existing Loan Agreement, Lender agreed to make the Second Advance (as defined in the Existing Loan Agreement) to Borrower in the principal amount of Two Million Dollars ($2,000,000) on the terms and conditions stated in the Existing Loan Agreement.

D.  Borrower has not yet met the conditions for the Second Advance, but needs funds for working capital purposes.

E.  Borrower wants Lender to make available from time to time to Borrower working capital advances in the aggregate principal amount of up to Seven Hundred Fifty Thousand Dollars ($750,000), which amount shall reduce the amount available, dollar for dollar, to Borrower, when and if the conditions for the Second Advance are met, pursuant to the Second Advance.

F.  Lender is willing to make the working capital advances available to Borrower and reduce the amount available, dollar for dollar, to Borrower pursuant to the Second Advance provided that Lender and Borrower amend and restate in its entirety the Existing Loan Agreement on the terms and conditions stated herein.

Agreement

Section 1.1  Definitions.  As used in this Agreement and in any certificate, document or report delivered pursuant to this Agreement (except as otherwise defined herein or in such certificate, document or report), the following terms shall have the following meanings:

“Advances” means the Initial Advance, the Second Advance and the Working Capital Advances.

“Amendment to Security Agreement” means the Amendment to the Security Agreement, in the form attached hereto as Exhibit F, dated as of the Effective Date, between Lender and Borrower, pursuant to which the Security Agreement is amended to provide that Borrower grants a security interest to Lender in all of Borrower’s assets to secure Borrower’s obligations to Lender under this Agreement and the Working Capital Notes in addition to Borrower’s obligations under the Existing Loan Agreement, the Initial Advance Note and the Second Advance Note.

“Authorized Officer” means the chief executive officer, the chief financial officer or the treasurer of Borrower.

“Borrower” has the meaning given to it in the preamble.

“Business Day” means any day excluding Saturday, Sunday or any day that is, in Defiance, Ohio or Cincinnati, Ohio, a legal holiday or a day on which banking institutions are authorized by law or a Governmental Authority to close.

“Collateral” has the meaning set forth in the Security Agreement.

“Commitment” means the commitment of Lender to make the Advances to Borrower up to the maximum aggregate principal amount of $5,000,000, in all cases subject to the terms and conditions of this Agreement.

“Computed Valuation of New Core” has the meaning set forth in Section 2.2(a) of the Plan of Merger.

“Confidentiality and Stand Still Agreement” means the Confidentiality and Stand Still Agreement, dated as of November 5, 2008, between Borrower and Lender with respect to Borrower’s and Lender’s mutual agreements regarding confidentiality and to stand still on any purchase of related company securities.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Converted Contract” means a contract with a financial institution under which the financial institution has converted to, or installed, the New Core Software, and is fully operational, evidenced by a certificate executed by the financial institution to the effect that the New Core Software has been successfully integrated into such financial institution’s products and services and is operating, subject to one or more issues identified by the financial institution on such certificate which, in the aggregate, do not affect the overall functionality of the system.

“Debt” of Borrower means, at any date, without duplication (a) any indebtedness for borrowed money which Borrower directly or indirectly created, incurred, assumed, endorsed (other than for collection in the ordinary course of business), discounted with recourse or in respect of which Borrower is otherwise directly or indirectly liable including, without limitation, indebtedness in effect guaranteed by Borrower through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such indebtedness or any security therefor, or to provide funds for the payment or discharge of such indebtedness or any liability of the obligor of such indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or to maintain the solvency or other financial condition of the obligor of such indebtedness, in any such case if the purpose or intent of such agreement is to provide assurance that such indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that the holders of such indebtedness will be protected against loss in respect thereof; (b) any indebtedness, whether or not for borrowed money, which Borrower has incurred, assumed, guaranteed or with respect to which Borrower has become directly or indirectly liable (including, without limitation, through any agreement of the character referred to in clause (a) hereof) and which represents or has been incurred to finance the purchase price of any property or business, whether by purchase, consolidation, merger or otherwise; and (c) any indebtedness, whether or not for borrowed money, which is secured by any mortgage, pledge, security interest, lien or conditional sale or other title retention agreement existing on any property owned or held by Borrower subject thereto, whether or not Borrower has any personal liability for such indebtedness.

“Default” means an event or condition which would constitute an Event of Default with the giving of notice, lapse of time or otherwise.

“Default Rate” means a rate per annum equal to (a) five percent (5%) plus (b) the interest rate on the Advances in effect prior to an Event of Default.

“Escrow Agent” means Iron Mountain Intellectual Property Management, Inc., a Delaware corporation.

“Escrow Agreement” means the Three-Party Escrow Service Agreement, a copy of which is attached as Exhibit A hereto, entered into effective May 1, 2009 among Borrower, Lender and Escrow Agent, pursuant to which (a) the Escrow Materials are held as collateral for the obligations evidenced by the Existing Loan Agreement and, from and after the Effective Date,  this Agreement, including without limitation the Initial Advance Note, the Second Advance Note and the Working Capital Notes, and (b) the Escrow Materials are held in escrow pursuant to the Reseller Software License and Support Agreement.

“Escrow Materials” means the New Core Software, including but not limited to: the Source Code for the New Core Software;  all code (and any third-party code) necessary to compile and operate the foregoing; all documentation as would be useful or necessary to enable a reasonably skilled programmer to maintain the software; descriptions of all compilers, assemblers, other computer programs, related documentation and other materials that are necessary or useful to use, maintain, modify and prepare derivative works from such source code; all information, documentation and materials relating to the installation of the New Core Software and its integration with or into end users’ computer systems; and the instructions and/or Source Code for all modifications or customizations done for end users, whether on the end users’ computer systems or on computers systems hosted for end users.

“Event of Default” shall have the meaning set forth in Section 8.1(a).

“Final Spin-Off Date” means December 31, 2010 or such later date as Borrower and Lender may mutually agree.

“GAAP” means generally accepted accounting principles in the United States in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or other body existing from time to time that is authorized to establish or interpret such principles.

“Governmental Authority” shall mean the U.S. government, central bank or comparable U.S. governmental agency, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Initial Advance” means the term loan from Lender to Borrower in the principal amount of Three Million Dollars ($3,000,000) that was made, subject to the terms and conditions hereof, on the Initial Advance Date, April 29, 2009.

“Initial Advance Date” means the date on which the Initial Advance was made, April 29, 2009.

“Initial Advance Maturity Date” means the date that is the fifth anniversary of the Initial Advance Date.

“Initial Advance Note” means the promissory note, dated April 29, 2009, a copy of which is attached hereto as Exhibit B, in the principal amount of Three Million Dollars ($3,000,000), executed by Borrower to the order of Lender and evidencing Borrower’s obligations to repay to Lender the Initial Advance, including interest thereon.

“Lender” has the meaning given to it in the preamble.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, preference, priority or other security agreement, including without limitation, any conditional sale or other title retention agreement, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

“Loan Documents” means this Agreement, the Security Agreement, the Amendment to Security Agreement, the Notes and, unless the context otherwise requires, the Escrow Agreement.

“Material Adverse Effect” means any occurrence of whatever nature (including any determination in litigation, arbitration or governmental proceeding or investigation) which has or is reasonably likely to have a materially adverse effect on:

(a)  the assets, business, profits, properties, condition (financial or otherwise), operations or foreseeable financial prospects of Borrower; or

(b)  the ability of Borrower to perform any of its payment or other obligations under this Agreement, the Notes, any other Loan Documents or the transactions contemplated hereby and thereby.

“Merger” means the merger of Borrower and Lender, with Lender being the surviving corporation, in accordance with the terms of the Plan of Merger.

“Merger Date” means the date, if any, on which the Merger is consummated.

“New Core Software” means NCBS’s “Single Source” product, in both Source Code and object code versions, which is a financial industry server-based software application built within an Oracle relational database structure utilizing the Microsoft “.net” safe code framework and which is more fully described in Schedule A to the Reseller Software License and Support Agreement, as revised, enhanced and updated from time to time, including its documentation and any enhancements, patches, revisions and updated versions of such software.

“Notes” means the Initial Advance Note, the Second Advance Note and the Working Capital Notes.

“One Year FHLBB Advance Rate” means, on any date of determination, the rate per annum equal to the interest rate the Federal Home Loan Bank of Cincinnati charges on fixed rate advances with a maturity of one year made to its members.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Merger” has the meaning given to it in the Recitals.

“RDSI Sale” means any of the following which occur prior to the Merger:  (a) the sale by Rurban of a majority of the voting securities of Lender other than by Rurban to its subsidiaries and other than to the Rurban’s shareholders in connection with the Spin-Off; (b) the sale of all or substantially all of the assets of Lender; or (c) the merger or consolidation of Lender with any other Person where Lender is not the resulting or surviving entity of such merger or consolidation, except where Rurban is the holder of a majority of the voting securities of the resulting or surviving entity.

“RDSI Sale Date” means the date, if any, after the execution of the Plan of Merger and prior to the Final Spin-Off Date, on which the RDSI Sale occurs.

“Requirements of Law” means, as to any Person, the articles (certificate) of incorporation or formation, code of regulations (by-laws), operating agreement or other organizational agreements or other governing documents of such Person, and any law, statute, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reseller Software License and Support Agreement” means the Reseller Software License and Support Agreement, dated as of April  25, 2009, between Borrower and Lender.

“Rurban” means Rurban Financial Corp., an Ohio corporation and sole shareholder of Lender.

“Second Advance” means the term loan from Lender to Borrower in the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (which is $2,000,000 less the aggregate principal amount of the Working Capital Advances) to be made, subject to the terms and conditions hereof, on the Second Advance Date.

“Second Advance Date” means the date on which the Second Advance is made.

“Second Advance Maturity Date” means the date that is the fifth anniversary of the Second Advance Date.

“Second Advance Note” means the promissory note in the form attached hereto as Exhibit C, in the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (which is $2,000,000 less the aggregate principal amount of the Working Capital Advances), executed by Borrower to the order of Lender and evidencing Borrower’s obligations to repay to Lender the Second Advance, including interest thereon.

“Security Agreement” means the Security Agreement, a copy of which is attached hereto as Exhibit D, dated as of April 29, 2009, between Lender and Borrower pursuant to which Borrower grants a security interest to Lender in all of Borrower’s assets to secure Borrower’s obligations to Lender under the Existing Loan Agreement, Initial Advance Note and Second Advance Note.

“Source Code” means the software program instructions in text (human readable) format that once translated or compiled into machine readable form (also know as a “object code version”) can be loaded into a computer and will produce the same features and functions as the production software.  “Source Code” includes, but is not limited to, all documentation and operating comments that allow an understanding of the software’s logic and structure.

“Spin-Off” means the distribution of not less than 80% of the outstanding shares of common stock of Lender to the then-existing shareholders of Rurban.

“Voting Agreement(s)” means the agreement(s) of certain shareholders of Borrower pursuant to which they agree to (a) vote for the adoption and approval of the Plan of Merger and the Merger and (b) not transfer their shares of Borrower prior to the consummation of the Merger, subject to certain limited exceptions.

“Working Capital Advance” means a working capital advance made available from time to time by Lender for Borrower for working capital purposes pursuant to this Agreement, but shall not include the Initial Advance or the Second Advance, and “Working Capital Advances” shall mean all of the Working Capital Advances collectively, provided that the aggregate principal amount of all Working Capital Advances shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000).

“Working Capital Advance Date” means, with respect to a Working Capital Advance, the date on which such Working Capital Advance is made, provided that no Working Capital Advance Date shall be later than December 31, 2010.

“Working Capital Advance Maturity Date” means, with respect to a Working Capital Advance, the date that is the fifth anniversary of the Working Capital Advance Date for such Working Capital Advance.

“Working Capital Note” means, with respect to a Working Capital Advance, the promissory note in the form attached to this Agreement as Exhibit G, dated the date of such Working Capital Advance, in the principal amount of such Working Capital Advance, executed by Borrower to the order of Lender and evidencing Borrower’s obligation to repay to Lender such Working Capital Advance, including interest thereon, and “Working Capital Notes” shall mean all of the Working Capital Notes collectively.

Section 1.2  Use of Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the exhibits and schedules hereto, the other Loan Documents and any other communications delivered from time to time in connection with this Agreement.  Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, unless otherwise defined in the plural.

Section 1.3  Cross References; Headings.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement or in any of the other Loan Documents shall refer to this Agreement or such Loan Documents as a whole and not to any particular provision of this Agreement or such Loan Documents.  Section, article, schedule and exhibit references contained in this Agreement are references to sections, articles, schedules and exhibits in or to this Agreement unless otherwise specified.  Any reference in any section or definition to any clause is, unless otherwise specified, to such clause of such section or definition.  The various headings in this Agreement and the other Loan Documents are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the other Loan Documents or any provision hereof or thereof.

Section 1.4  Accounting Terms.  Any accounting term used in this Agreement and in the other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto that is not specifically defined shall have the meaning customarily given in accordance with GAAP; provided, however, that in the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, and to the extent that such changes would modify or could modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date Borrower and Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

ARTICLE II

Advances; Repayment

Section 2.1  Initial Advance; Principal Due Date.  Provided that all of the conditions set forth in Section 3.1 hereof are satisfied, Lender shall make the Initial Advance to Borrower within five Business Days following April 25, 2009.  Unless sooner due because of an acceleration as a result of an Event of Default, the principal amount of the Initial Advance shall be due and payable on the Initial Advance Maturity Date, provided, that (a) if neither the Spin-Off nor the RDSI Sale occurs on or before the Final Spin-Off Date, the principal amount of the Initial Advance shall be due and payable on the later of the Initial Advance Maturity Date and 36 months after the Final Spin-Off Date or (b) if the RDSI Sale occurs, the principal amount of the Initial Advance shall be due and payable on the later of the Initial Advance Maturity Date and 36 months after the RDSI Sale Date.

Section 2.2  Second Advance; Principal Due Date.  Provided that all of the conditions set forth in Section 3.2 hereof are satisfied, Lender shall make the Second Advance to Borrower on the Second Advance Date.  Unless sooner due because of an acceleration as a result of an Event of Default, the principal amount of the Second Advance shall be due and payable on the Second Advance Maturity Date, provided, that (a) if neither the Spin-Off nor the RDSI Sale occurs on or before the Final Spin-Off Date, the principal amount of the Second Advance shall be due and payable on the later of the Second Advance Maturity Date and 36 months after the Final Spin-Off Date, or (b) if the RDSI Sale occurs, the principal amount of the Second Advance shall be due and payable on the later of the Second Advance Maturity Date and 36 months after the RDSI Sale Date.

Section 2.3  Working Capital Advances; Principal Due Date.  Provided that all of the conditions set forth in Section 3.3 hereof are satisfied at such time, Lender (i) shall make the first Working Capital Advance to Borrower on the Working Capital Advance Date for such Working Capital Advance and (ii) commits to make the additional Working Capital Advances on each subsequent Working Capital Advance Date.  Unless sooner due because of an acceleration as a result of an Event of Default, the principal amount of each Working Capital Advance shall be due and payable on the Working Capital Advance Maturity Date for such Working Capital Advance, provided, that (a) if neither the Spin-Off nor the RDSI Sale occurs on or before the Final Spin-Off Date, the aggregate principal amount of the Working Capital Advances shall be due and payable on the later of the Working Capital Advance Maturity Date applicable to the first Working Capital Advance and 36 months after the Final Spin-Off Date, or (b) if the RDSI Sale occurs, the aggregate principal amount of the Working Capital Advances shall be due and payable on the later of the Working Capital Advance Maturity Date applicable to the first Working Capital Advance and 36 months after the RDSI Sale Date.

Section 2.4  Interest Rate; Interest Due Date(s).  The Advances shall bear interest from the Initial Advance Date and separately from the (i) Second Advance Date and (ii) the applicable Working Capital Advance Date at the rate per annum equal to three percent (3%) plus the One Year FHLBB Advance Rate as in effect on the date of such Advance.  The interest rate shall adjust on each anniversary of the Initial Advance, the Second Advance and the applicable Working Capital Advance, as appropriate, to a rate per annum equal to three percent (3%) plus the One Year FHLBB Advance Rate in effect on such anniversary date.  Interest shall accrue and shall be due and payable on the Final Spin-Off Date, provided, that (a) if neither the Spin-Off nor the RDSI Sale occurs on or before the Final Spin-Off Date, Borrower shall pay all accrued interest on the Final Spin-Off Date, and any interest accrued thereafter shall be due and payable monthly on the first day of each following month, or (b) if the RDSI Sale occurs, Borrower shall pay all accrued interest on the RDSI Sale Date, and any interest accrued thereafter shall be due and payable monthly in arrears on the first day of each month thereafter.  Any Advances that are not paid when due shall bear interest at the Default Rate.

Section 2.5  Notes.  Each of the Advances made by Lender to Borrower pursuant hereto shall be evidenced by an Initial Advance Note, a Second Advance Note or a Working Capital Note, as appropriate, each payable to the order of Lender in an aggregate amount equal to the principal amount of the Initial Advance, the Second Advance, or the applicable Working Capital Advance, as appropriate.  Each Note shall (i) be dated as of the date such Note is issued, (ii) be in a principal amount corresponding to the Initial Advance, the Second Advance, or the applicable Working Capital Advance, as appropriate, (iii) bear interest as determined pursuant to this Agreement, (iv) mature as provided in this Agreement, and (v) require accrued interest to be paid in accordance with the terms of this Agreement.

Section 2.6  Prepayment.  The Advances may be prepaid in whole or in part at any time without penalty.

Section 2.7  Use of Proceeds.  Borrower represents and agrees that the proceeds of the Advances made hereunder shall be used by Borrower for working capital, funding software development, repayment of principal and interest on shareholder loans as permitted in Section 6.5, and general corporate purposes.

Section 2.8  Conversion of Notes to Equity. Any or all of the Initial Advance Note, the Second Advance Note or any Working Capital Note may be converted to equity in Borrower (a) at any time upon the mutual agreement of Borrower and Lender or (b) by Borrower if the merger and acquisition is not completed in accordance with the Plan of Merger.  In either case, the valuation for the equity conversion shall be based on the same model as the Computed Valuation of New Core.  Borrower may choose to pay a portion of the principal amount of the Note(s) so converted and accrued interest thereon in cash so that, after giving effect to the conversion of the Note(s), Lender’s equity interest in Borrower is no more than 25%.  As a condition to the conversion of any or all of the Notes (or any portion thereof) to equity pursuant to this Section 2.8, Borrower and its shareholders shall enter into a shareholders’ agreement with Lender that (i) contains provisions substantially in the form set forth in Exhibit E attached hereto, pursuant to which Lender will be entitled to tag along/drag along rights and financial information rights, and (ii) provides customary registration rights to Lender.

Section 2.9  Subordination.  The Debt evidenced by this Agreement and the Notes shall be junior and subordinate to all of Borrower’s Debt for borrowed money except for Borrower’s Debt existing as of April 25, 2009 or thereafter arising to Borrower’s shareholders (the “Shareholder Loans”).  This Agreement, the Notes and the other Loan Documents shall, at the request of Borrower or Lender, bear an appropriate legend evidencing this subordination.  Nothing in this Section 2.9 is intended to mitigate or supersede Borrower’s right to pay the Shareholder Loans as permitted under Section 6.5.

ARTICLE III

Conditions to Lending

Section 3.1  Conditions to Initial Advance.

The agreement of Lender to make the Initial Advance hereunder is subject to the satisfaction of the following conditions precedent:

(a)  Representations and Warranties.  Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the Initial Advance Note or any other Loan Document delivered in connection herewith or therewith shall be true and correct in all material respects on and as of April 25, 2009.

(b)  No Default.  No Default or Event of Default shall have occurred and be continuing on the Initial Advance Date or after giving effect to the Initial Advance requested by Borrower to be made on such date.

(c)  Conversion of First Bank to New Core Software.  The first financial institution shall be subject to a Converted Contract being in place using the New Core Software.

(d)  Loan Documents.  Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Borrower, (ii) the Initial Advance Note, conforming to the requirements hereof, executed and delivered by a duly authorized officer of Borrower, and (iii) the Security Agreement, conforming to the requirements hereof, executed and delivered by a duly authorized officer or representative of Borrower.

(e)  Software Documents.  Borrower and Lender shall have executed the Reseller Software License and Support Agreement and the Escrow Agreement.

(f)  Plan of Merger; Voting Agreements.  Lender shall have received evidence to its satisfaction that the Plan of Merger, the Voting Agreement(s) and all other agreements contemplated thereby to be executed before or simultaneously with the Plan of Merger have been duly executed and delivered by all necessary parties thereto.

(g)  Consents.  Lender shall have received true copies (in each case certified as to authenticity on such date by such Person as may be appropriate or may be reasonably required by Lender) of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirements of Law or by any Contractual Obligation in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the Initial Advance Note and the Security Agreement, and such consents, authorizations and filings shall be reasonably satisfactory in form and substance to Lender and its counsel and be in full force and effect.

(h)  Corporate Documents.  Lender shall have received true and complete certified copies of Borrower’s articles (certificate) of incorporation, code of regulations (by-laws), or other governing documents, and a copy of the resolutions (in form and substance satisfactory to Lender) of the board of directors (or other governing Person or board) of Borrower authorizing (i) the execution, delivery and performance of the Existing Loan Agreement, the Initial Advance Note and the other Loan Documents (other than this Agreement, the Amendment to Security Agreement, (ii) the consummation of the transactions contemplated thereby, (iii) the borrowing and other financial transactions provided for therein, and (iv) the documents provided for in the Existing Loan Agreement, certified by the secretary or an assistant secretary (or other appropriate representative) of Borrower.  Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the Initial Advance Date.

(i)  Good Standing Certificates.  Lender shall have received copies of certificates dated as of a recent date from the Secretary of State, or other appropriate authority, of such jurisdiction, evidencing the good standing (or comparable status) of Borrower in the jurisdiction of its incorporation.

(j)  Incumbency Certificates.  Lender shall have received a certificate of the secretary or an assistant secretary (or other appropriate representative) of Borrower as to the incumbency and signature of the officer(s) or other representatives of Borrower executing this Agreement, the Initial Advance Note, the Security Agreement and the Escrow Agreement and any certificate or other documents to be delivered pursuant hereto or thereto.

(k)  UCC Searches; Release of Existing Liens. Lender shall have received (i) appropriate UCC security interest searches which name Borrower (and any predecessor name of Borrower including, without limitation, New Core Banking Systems, LLC and Core ASP, LLC), as a “debtor”; and (ii) all filing receipts, acknowledgments or other evidence satisfactory to it evidencing any recordation or filing necessary to release all Liens (except Liens permitted hereby).

(l)  Financial Information.  Lender shall have received a copy of the financial statements referred to in Section 4.7 that are available as of April 29, 2009.

(m)  No Litigation. No suit, action, investigation, inquiry or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, the Initial Advance Note, the other Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) which, in the reasonable judgment of Lender, would have a Material Adverse Effect.

(n)  No Violation.  The consummation of the transactions contemplated hereby and by the Notes and the other Loan Documents shall not contravene, violate or conflict with, nor involve Lender in a violation of, any Requirement of Law.

(o)  Additional Documents.  Lender shall have received each additional document, instrument or item of information reasonably requested by Lender.

(p)  Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the Initial Advance Note and the other Loan Documents shall be reasonably satisfactory in form and substance to Lender.

Section 3.2  Conditions to Second Advance.

The agreement of Lender to make the Second Advance is subject to the satisfaction of the following conditions precedent as of the Second Advance Date:

(a)  No Default.  No Default or Event of Default shall have occurred and be continuing on the Second Advance Date or after giving effect to the Second Advance requested by Borrower to be made on such date.

(b)  Conversion of Fifth Bank to New Core Software.  The fifth financial institution shall be subject to a Converted Contract being in place using the New Core Software.

(c)  Second Advance Note.  Lender shall have received the Second Advance Note, conforming to the requirements hereof, executed and delivered by a duly authorized officer of Borrower.

(d)  Representations and Warranties.  Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the Notes or any other Loan Document delivered in connection herewith or therewith shall be true and correct in all material respects on and as of such date as if made on and as of such date, unless stated to relate to a specific earlier date.

(e)  No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against Borrower questioning the enforceability of, or Borrower's authority to enter into, this Agreement, the Notes or the other Loan Documents.

(f)  Consents.  Lender shall have received true copies (in each case Certified as to authenticity on such date by such Person as may be appropriate or may be reasonably required by Lender) of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirements of Law or by any Contractual Obligation in connection with the execution, delivery, performance, validity and enforceability of the Second Advance Note, and such consents, authorizations and filings shall be reasonably satisfactory in form and substance to Lender and its counsel and be in full force and effect.

(g)  Additional Documents.  Lender shall have received each additional document, instrument or item of information reasonably requested by Lender.

(h)  Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the Notes and the other Loan Documents shall be reasonably satisfactory in form and substance to Lender.

Section 3.3  Conditions to Working Capital Advances.

The agreement of Lender to make each Working Capital Advance hereunder is subject to the satisfaction of the following conditions precedent as of such Working Capital Advance Date, or where indicated, as of the first Working Capital Advance Date:

(a)  Representations and Warranties.  Each of the representations and warranties made by Borrower in or pursuant to this Agreement, any Working Capital Note or any other Loan Document delivered in connection herewith or therewith shall be true and correct in all material respects on and as of such date as if made on and as of such date, unless stated to relate to a specific earlier date.

(b)  No Default.  No Default or Event of Default shall have occurred and be continuing on such Working Advance Date or after giving effect to the Working Capital Advance requested by Borrower to be made on such date.

(c)  Loan Documents.  Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Borrower, (ii) the Working Capital Note with respect to such Working Capital Advance, conforming to the requirements hereof, executed and delivered by a duly authorized officer of Borrower, and (iii) the Amendment to Security Agreement, conforming to the requirements hereof, executed and delivered by a duly authorized officer or representative of Borrower.

(e)  Consents.  Prior to the first Working Capital Advance, Lender shall have received true copies (in each case certified as to authenticity on such date by such Person as may be appropriate or may be reasonably required by Lender) of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirements of Law or by any Contractual Obligation in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the Working Capital Notes, and the Amendment to Security Agreement, and such consents, authorizations and filings shall be reasonably satisfactory in form and substance to Lender and its counsel and be in full force and effect.

(f)  Incumbency Certificates.  Prior to the first Working Capital Advance, Lender shall have received a certificate of the secretary or an assistant secretary (or other appropriate representative) of Borrower as to the incumbency and signature of the officer(s) or other representatives of Borrower executing this Agreement, the Working Capital Notes, the Amendment to Security Agreement and any certificate or other documents to be delivered pursuant hereto or thereto, and such certificate shall remain in full force and effect without amendment, modification, revocation or rescission as of the applicable Working Capital Advance Date.

(g)  UCC Searches; Release of Existing Liens. Prior to the first Working Capital Advance, Lender shall have received (i) appropriate UCC security interest searches which name Borrower (and any predecessor name of Borrower including, without limitation, New Core Banking Systems, LLC and Core ASP, LLC), as a “debtor”; and (ii) all filing receipts, acknowledgments or other evidence satisfactory to it evidencing any recordation or filing necessary to release all Liens (except Liens permitted hereby).

(h)  Financial Information.  Prior to the first Working Capital Advance, Lender shall have received a copy of the financial statements referred to in Section 4.7.

(i)  No Litigation. No suit, action, investigation, inquiry or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any of the Working Capital Notes, the other Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) which, in the reasonable judgment of Lender, would have a Material Adverse Effect.

(j)  No Violation.  The consummation of the transactions contemplated hereby and by the Notes and the other Loan Documents shall not contravene, violate or conflict with, nor involve Lender in a violation of, any Requirement of Law.

(k)  Additional Documents.  Lender shall have received each additional document, instrument or item of information reasonably requested by Lender.

(l)  Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the Working Capital Notes and the other Loan Documents shall be reasonably satisfactory in form and substance to Lender.

ARTICLE IV

Representations and Warranties

Borrower represents and warrants to Lender that:

Section 4.1  Good Standing and Qualification. Borrower (i) is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to own and operate its properties and to carry on its business as presently conducted, (iii) is duly qualified as a foreign corporation to do business in, and is in good standing (or comparable status) under the laws of, each jurisdiction where, by the nature of its business or because of the character of the properties owned or leased by it or the transaction of its business, failure to be so qualified would have a Material Adverse Effect or where failure to qualify would affect the ability of Borrower to enforce any of its material rights, and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

Section 4.2  Authority.  Borrower has full power and authority (i) to enter into this Agreement and all other Loan Documents, (ii) to make the borrowings contemplated by this Agreement, (iii) to execute, deliver and perform this Agreement, the Notes and the other Loan Documents and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary and proper corporate action.  No consent, waiver or authorization of, or filing with, any Person (including without limitation any Governmental Authority), is required to be made or obtained by Borrower in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement and all other Loan Documents.

Section 4.3  Binding Agreements. This Agreement constitutes, and the Notes and all other Loan Documents, when executed and delivered pursuant hereto for value received, shall constitute, the valid and legally binding obligations of Borrower, enforceable in accordance with their respective terms.

Section 4.4  Litigation. There are no actions, suits, investigations or administrative proceedings of or before any court, arbitrator or Governmental Authority, pending or, to the knowledge of Borrower, threatened against Borrower or any of its properties or assets (i) in which, either in any case or in the aggregate, (x) an adverse outcome for Borrower is probable (as used in this context, “probable” means, as reasonably determined by Lender, the prospects of the claimant not succeeding are judged to be extremely doubtful and the prospects for success by Borrower in its defense are judged to be slight), and (y) which, if so adversely determined, would have a Material Adverse Effect; or (ii) question the validity of this Agreement or any other Loan Documents or any action to be taken in connection with the transactions contemplated hereby and thereby.

Section 4.5  No Conflicting Law or Agreements. The execution, delivery and performance by Borrower of this Agreement and all other Loan Documents: (i) do not and will not violate any Requirement of Law; (ii) do not and will not violate any order, decree or judgment by which Borrower is bound; (iii) do not and will not violate or conflict with, result in a breach of or constitute (with notice, lapse of time, or otherwise) a default under any material agreement, mortgage, indenture or other Contractual Obligation to which Borrower is a party, or by which Borrower’s properties are bound, which violation would have a Material Adverse Effect; or (iv) do not and will not result in the creation or imposition of any Lien upon any property or assets of Borrower, except in favor of Lender.

Section 4.6  Taxes.  With respect to all taxable periods, Borrower has filed all tax returns which are required to be filed and all federal, state, municipal, franchise and other taxes shown to be due and payable on such filed returns have been paid or have been reserved against, as required by GAAP, and Borrower knows of no unpaid assessment against it.

Section 4.7  Financial Statements.  Borrower has heretofore delivered to Lender unaudited (reviewed) financial statements (balance sheet, income statement, and cash flow statements) for the year 2007; audited financial statements for the year 2008; and unaudited financial statements for the interim period ended September 30, 2009.  The financial statements referred to in this Section 4.7 do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

Section 4.8  Adverse Developments.  Since the date of the financial statements most recently furnished to Lender, there has been no change in the business, prospects, operations or condition, financial or otherwise, of Borrower or any of its properties or assets which would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.9  Existence of Assets and Title Thereto.  Borrower has good title to its properties and assets, including the properties and assets reflected in the financial statements referred to herein.  The Collateral is not subject to any Lien except as expressly permitted under the terms of this Agreement.

Section 4.10  Regulations T, U or X.  Borrower is not engaged, nor will Borrower engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” under Regulation U of the Board of Governors of the Federal Reserve System as now or from time to time in effect.  No part of the proceeds of the borrowings hereunder will be used, directly or indirectly, for the purpose of “purchasing” or “carrying” any “margin stock”.  The terms “purchasing,” “carrying” and “margin stock” shall be as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System.  No part of the proceeds of the borrowings hereunder will be used, directly or indirectly, for any purpose which violates, or which is inconsistent with, the provisions of Regulations T, U or X of said Board of Governors.  If requested by Lender, Borrower shall furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

Section 4.11  Compliance.  No Default or Event of Default has occurred or is existing.  Borrower is not in default with respect to any order, writ, injunction or decree of any court or of any Governmental Authority or in violation of any Requirement of Law to which it or its properties are subject, which default or violation might have a Material Adverse Effect.

Section 4.12  Investment Company; Holding Company.  Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” within the meaning of the Public Utility Holding Company Oct of 1935, as amended, or (iii) subject to any regulatory provision which restricts its ability to incur Debt.

Section 4.13  Accuracy of Information.   All information, reports and other papers and data (including without limitation, copies of all filings made with all Governmental Authorities) furnished heretofore or contemporaneously herewith by or on behalf of Borrower to Lender for purposes of or in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, is, and all other such information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified.

ARTICLE V

Affirmative Covenants

Until payment in full of the Notes and all other amounts and obligations owing to Lender hereunder and under the other Loan Documents, Borrower shall, unless Lender otherwise consents in writing:

Section 5.1  Financial Statements.  Furnish to Lender:

(a)  as soon as available, but in any event on or before June 15, 2009, a copy of the audited balance sheet of Borrower as at December 31, 2008 and the related audited statements of income and cash flows for the fiscal year ended December 31, 2008, together with the unqualified opinion of independent certified public accountants of recognized standing;

(b)  as soon as available, but in any event within 75 calendar days after the end of the fiscal year, beginning with fiscal year 2009, of Borrower, a copy of the audited balance sheet of Borrower as at the end of such fiscal year and the related audited statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, together with the unqualified opinion of independent certified public accountants of recognized standing; and

(c)  as soon as available, but in any event within 15 calendar days after the end of each month, a copy of the unaudited balance sheet of Borrower as at the end of such month and the related unaudited statements of income and changes in shareholders’ equity for such month.

Section 5.2  Certificates; Other Information.   Furnish to Lender:

(a)  concurrently with the delivery of each annual financial statement referred to in Section 5.1(a) and each monthly financial statement referred to in Section 5.1(b), a certificate of an Authorized Officer of Borrower (in such form as shall be reasonably acceptable to Lender) stated to have been made after due examination by such Authorized Officer stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto; and

(b)   promptly, on reasonable notice to Borrower, such additional financial and other information as Lender may from time to time reasonably request.

Section 5.3  Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all its Debt, including without limitation all amounts due under the Notes and hereunder, and other material obligations of whatever nature, except for any Debt or other obligations, when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower.

Section 5.4  Compliance with Law.  Comply with all Requirements of Law.

Section 5.5  Maintenance of Escrow Materials in Escrow.  Maintain the Escrow Materials in accordance with the terms of the Escrow Agreement, including, without limitation, promptly  updating the Source Code to properly reflect any enhancements and upgrades to the New Core Software.

Section 5.6  Inspection of Property, Books and Records, Discussions.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, subject in the case of interim statements to year-end audit adjustments; and permit Lender (at Borrower’s expense) to (i) visit and inspect any of its properties, and examine and make abstracts from any of the books and records at any reasonable time and as often as may reasonably be requested, and (ii) discuss the business, operations, properties and financial and other condition of Borrower with appropriate officers of Borrower and, if notice thereof is given to Borrower prior to the date of such discussions and provided  Borrower shall be entitled to participate in such discussions, with its independent certified public accountants.

Section 5.7  Notices.

(a)  Promptly give notice to Lender:

(i)  of the occurrence of any Default or Event of Default;

(ii)  of any (A) default under any loan, letter of credit agreement or acceptance agreement, (B) default under any other Contractual Obligations that would enable the obligee of such obligations to compel Borrower to immediately pay all amounts owing thereunder or otherwise accelerate payments thereunder and which would have a Material Adverse Effect, or (C) litigation, investigation or proceeding which may exist at any time between Borrower and any Governmental Authority, which (x) an adverse outcome for any such Borrower is probable (as used in this context, “probable” means, as reasonably determined by Lender, the prospects of the claimant not succeeding are judged to be extremely doubtful and the prospects for success by Borrower in its defense are judged to be slight), and (y) if so adversely determined, would have a Material Adverse Effect;

(iii)  of any litigation or proceeding brought or threatened against Borrower (A) in which the aggregate amount involved is $25,000 or more, or (B) in which injunctive or similar relief is sought; or

(iv)  of any change relating to the business, operations, property or financial or other condition of Borrower which may have a Material Adverse Effect.

(b)  Each notice pursuant to this Section 5.7 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action Borrower propose to take with respect thereto.

Section 5.8  Taxes.  Pay and discharge all taxes, assessments, governmental charges and levies upon or collected by Borrower as and when they become due and payable, unless, and only to the extent that, such taxes, assessments, governmental charges and levies shall be contested in good faith by appropriate proceedings and shall have been reserved against as required by GAAP by Borrower.

Section 5.9  Indemnification.

(a)  Defend, indemnify and hold Lender, its affiliates and holding companies and their respective officers, directors, agents and employees harmless against any and all loss, cost, expense (including the reasonable fees and expenses of counsel), claims or actions relating to or arising out of this Agreement, the Notes and the other Loan Documents, or any actual or proposed use of proceeds of the Advances, regardless of whether or not the disbursement of any Advances shall actually occur, unless any such loss, cost, expense, claim or action are due to the gross negligence or willful misconduct of Lender.  The provisions of this Section 5.9 shall survive the termination of this Agreement.

(b)  If any claim, action or proceeding (a “Proceeding”) is made or brought against Lender or any of its officers, directors, agents and employees in respect of which indemnity may be sought hereunder, Lender shall promptly (but in any event within thirty (30) days of receiving notice of any such claim or action) give notice to Borrower of the Proceeding; provided that the failure of Lender to give such notice shall not relieve Borrower from any of their obligations under this Section 5.9 unless the failure prejudices the defense by Borrower of the Proceeding, and then only to the extent of any such prejudice.  Following receipt by Borrower of such notice from Lender, Borrower will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) Borrower is also a party to such Proceeding and Lenders determines in good faith that joint representation would be inappropriate, or (ii) Borrower fails to provide reasonable assurance to Lender of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to Lender.  If Borrower assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Section 5.9 that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by Borrower without Lender’s consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no material effect on any other claims that may be made against Lender, and (B) the sole relief provided is monetary damages that are paid in full by Borrower; and (iii) Lender will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to Borrower of the commencement of any Proceeding and Borrower does not, within twenty (20) days after Lender’s notice is given, give notice to Lender of its election to assume the defense of such Proceeding, Borrower will be bound by any determination made in such Proceeding or any compromise or settlement effected by Lender (to the extent is thereafter conclusively established for purposes of this Section 5.9 that the claims made in that Proceeding are within the scope of and subject to indemnification).

(c)  Notwithstanding the foregoing, if Lender determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Section 5.9, Lender may, by notice to Borrower, assume the exclusive right to defend, compromise, or settle such Proceeding, but Borrower will not be conclusively bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

Section 5.10  Corporate Existence; Foreign Qualification.  Do or cause to be done at all times all things necessary to: (i) maintain and preserve its existence, as a corporation or other entity, as the case may be; and (ii) be duly qualified to do business and be in good standing as a foreign corporation or other entity in each jurisdiction where failure to do so will have a Material Adverse Effect.

Section 5.11  Performance Under Loan Documents.  Perform all obligations required to be performed by it under the terms of this Agreement, the other Loan Documents and any other agreements now or hereafter existing or entered into between Borrower and Lender.

Section 5.12   Maintenance of Business.  Maintain the general character of the business of Borrower as presently conducted.

ARTICLE VI

Negative Covenants

Until payment in full of the Notes and all other amounts and obligations owing to Lender hereunder and under the other Loan Documents, Borrower shall not, unless Lender shall otherwise consent in writing:

Section 6.1  Additional Borrowings. Incur any Debt for borrowed money in excess of $50,000 in any fiscal year, other than (a) the Debt evidenced by this Agreement, (b) Debt in existence on April 25, 2009, and (c) Debt in an amount not to exceed $150,000 at any time outstanding to fund the acquisition of equipment in the ordinary course of business for resale within six months.

Section 6.2  Additional Liens.  Create, incur, assume or suffer to exist (i) any Lien upon or in any of the Collateral, whether now owned or hereafter acquired except as specifically permitted under this Agreement or the Security Agreement, or (ii) an agreement with any Person (other than Lender) which prohibits or restricts the granting of any such Lien of any kind in favor of Lender, except:

(a)  Liens securing Debt permitted by Section 6.1 hereof;

(b)  Liens securing taxes, assessments, fees or other governmental charges or levies;

(c)  Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance, social security and other similar laws, or (ii) to secure the performance of bids, tenders, sales, contracts, public or statutory obligations, customs, appeal and performance bonds, or (iii) other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property; and

(d)   Liens in respect of judgments or awards with respect to which Borrower is, in good faith, prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon such appeal or proceeding for review has been granted.

Section 6.3  Sale of Assets.  Except for the sale of inventory and other assets that are purchased for resale and sold within six months of such purchase, sell or otherwise dispose of assets in the aggregate amount in excess of $10,000 on an annual calendar basis.

Section 6.4  Distributions to Shareholders.  Except for distributions to its shareholders to pay such shareholders’ income taxes if Borrower is an S corporation, make any cash distributions or dividends to its shareholders in excess of $50,000 in the aggregate in any fiscal year.

Section 6.5  Payment of Shareholder Loans.  Make any payments of principal or interest on any loans or advances to Borrower from Borrower’s shareholders (the “Shareholder Loans”) except, so long as no Event of Default exists hereunder, Borrower may make (a) regularly scheduled payments of interest earned and accrued on the Shareholder Loans after April 25, 2009, (b) after Borrower’s receipt of the proceeds of the Initial Advance, payments which in the aggregate do not exceed the lesser of $1,000,000 and the principal amount then owed by Borrower to John Aranowicz pursuant to the Shareholder Loans from John Aranowicz and (c) after Borrower’s receipt of the proceeds of the Second Advance, payments which in the aggregate do not exceed the lesser of $500,000 and the principal amount then owed by Borrower to John Aranowicz pursuant to the Shareholder Loans from John Aranowicz.

Section 6.6  Creation of Subsidiaries.  Create any subsidiaries or make any other investments in any other Person.

ARTICLE VII

Financial Covenants

Until payment in full of the Notes and all other amounts and obligations owing to Lender hereunder and under the other Loan Documents:

Section 7.1  Insurance.  Borrower shall keep (i) all of the property of Borrower of an insurable nature, including without limitation the Collateral, insured at all times against such risks to the extent that like properties are customarily insured by other companies engaged in the same or similar business similarly situated, and (ii) adequate insurance at all times with financially sound and responsible insurance carriers acceptable to Lender against general liability and liability on account of damage to personal and properties under all applicable workman compensation laws.  Those insurance policies which provide coverage for property which is part of the Collateral shall (a) be in such form as Lender may approve or reasonable require, (b) provide that Lender shall receive prompt notice of any claim filed thereunder, (c) include a standard mortgagee clause with loss payable for all claim in excess of $5,000.00 to Lender, and (d) provide that no adverse alteration or cancellation thereof shall be effective as against Lender until thirty (30) days after written notice of such alteration or cancellation is received by Lender.  Borrower shall provide certificates of insurance coverage as and when required by Lender.

Section 7.2  Guaranties and Other Liabilities.  Borrower shall not purchase or repurchase (or agree, contingently or otherwise to do so) the indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the affect of assuring another's payment or performance of any obligation or capability of doing so), endorse or otherwise become liable, directly or indirectly, connection with the obligations, stock or dividends of any person or entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

ARTICLE VIII

Events of Default; Remedies

Section 8.1  Events of Default; Remedies. (a)  The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(i)  Borrower fails to pay any principal or interest payable under the Notes in accordance with their terms and such failure to pay is not cured within ten (10) days after written notice from Lender;

(ii)  Borrower fails to observe or perform any other term of the Notes, this Agreement or any other Loan Document, and such failure to observe or perform continues for more than 30 days after such failure shall first become known to any Authorized Officer of Borrower;

(iii)  Borrower (A) intentionally makes any materially incorrect or misleading representation, warranty, or certificate to Lender; or (B) intentionally makes any materially incorrect or misleading representation in any financial statement or other information delivered to Lender;

(iv)  Borrower becomes insolvent or unable to pay its debts as they become due;

(v)  Borrower (A) makes an assignment for the benefit of creditors; (B) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (C) commences or consents to any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction;

(vi)  a custodian, receiver or trustee is appointed for Borrower, or for a substantial part of its assets, without its consent and is not removed within 60 days after such appointment;

(vii)  proceedings are commenced against Borrower under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement;

(viii)  any judgment is entered against Borrower, or any attachment, levy or garnishment is issued against any property of Borrower, in excess of $25,000, individually or in the aggregate, and which judgment, attachment, levy or garnishment has not been discharged, vacated, bonded or stayed within 60 days of being so entered or after such issuance;

(ix)  other than with respect to this Agreement or the other Loan Documents, Borrower defaults under any agreement, obligation or instrument between Borrower and Lender, including without limitation the Plan of Merger and any agreements contemplated thereby and such default continues past the applicable cure periods, if any; or

(x)   the lien on and security interest in the Collateral in favor of Lender pursuant to the Security Agreement ceases to remain a valid lien on and first priority security interest in the Collateral as a result of Borrower's action or inaction.

(b)   Upon the happening of any of the foregoing Events of Default, Lender may, in its sole discretion by notice to Borrower, (x) terminate Lender’s Commitment to make further Advances, and (y) declare all amounts owing under the Notes, this Agreement and all other Loan Documents to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Borrower; provided, however, that in the case of any of the Events of Default specified in clauses 8.1(a)(iv), (v), (vi) and (vii) above with respect to Borrower, without any notice to Borrower or any other act by Lender, the Commitment of Lender to make further Advances shall thereupon terminate and all amounts owing under the Notes, this Agreement and all other Loan Documents shall become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Borrower.

(c)  Upon the happening of any of the foregoing Events of Default, Lender shall have all of the rights and remedies provided by any law or agreement, including the Loan Documents.  Borrower shall be liable to Lender for all reasonable costs and expenses of every kind incurred in the making or collection of amounts due hereunder and under the Notes and the other Loan Documents, including, without limitation, reasonable attorneys’ fees and court costs, and for any deficiency remaining after disposition of the Collateral.  These costs and expenses shall include, without limitation, any costs or expenses incurred by Lender in any bankruptcy, reorganization, insolvency or other similar proceeding.

Section 8.2  Application of Proceeds. Any moneys received by Lender pursuant to the exercise of any remedies provided herein or in the other Loan Documents or by law shall be applied in the following order of priority:

First:
the payment of Lender for all moneys reasonably advanced by each for taxes, assessments, insurance, costs incurred for the protection of any property of Borrower and costs incurred in the collection thereof (including, without limitation, reasonable attorneys’ fees and expenses);

Second:	the payment to Lender of all unpaid interest, fees and other sums and/or charges (other than the principal of the Advances) owing to Lender hereunder and the other Loan Documents;

Third:	the payment to Lender of all unpaid principal of Advances owing to Lender;

Fourth:	to, or at the direction of, Borrower, or as a court of competent jurisdiction otherwise directs.

ARTICLE IX

Conditions of Lending

Section  9.1  Expenses. Borrower agrees to pay all out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by Lender in connection with the preparation of any amendments or supplements to this Agreement and/or incidental to the enforcement of the rights of Lender under any provisions of this Agreement, the Notes and any other Loan Document.

Section 9.2  Covenants to Survive; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of Lender, Borrower and their respective successors or assigns; provided, however, that Lender may not assign or otherwise dispose of any of their rights or obligations hereunder or the other Loan Documents.  All covenants, agreements, warranties and representations made herein, and in all certificates and documents delivered in connection with this Agreement by or on behalf of Borrower shall survive the execution and delivery hereof and thereof, and all such covenants, agreements, representations and warranties shall inure to the successors and assigns of Lender whether or not so expressed.

Section 9.3  Waivers.  No failure on the part of Lender to exercise, and no delay in exercising, any right or remedy hereunder or under the Notes or any other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, remedy or power hereunder or thereunder preclude any other right, remedy or power.  The rights, remedies and powers provided herein, in the Notes and the other Loan Documents are cumulative and not exclusive of any other rights, remedies or powers which Lender would otherwise have.  Notice to or demand on Borrower in any circumstance in which the terms of this Agreement, the Notes or the other Loan Documents do not require notice or demand to be given shall not entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to take any other further action in any circumstances without notice or demand.

Section 9.4  Notices.  Notice from one party to another relating to this Agreement and the other Loan Documents shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient’s address or facsimile number set forth below (or to such other address or number as such party shall give notice) by any of the following means: (i) hand delivery, (ii) registered or certified mail, postage prepaid, with return receipt requested, (iii) Federal Express or like overnight courier service or (iv) facsimile transmission with request for assurance of receipt in a manner typical with respect to communications of that type.  Notice made in accordance with this Section 9.4 shall be deemed delivered on receipt if delivered by hand or facsimile transmission, on the third business day after mailing if mailed by registered or certified mail, or the next Business Day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier for next day delivery.

If to Lender:	Rurbanc Data Services, Inc. 7622 State Route 66 N Defiance, Ohio 43512 Attention: Kenneth A. Joyce, Chairman and Chief Executive Officer Facsimile: (419) 782-6393

If to Borrower:	New Core Holdings, Inc. 720 Gooseneck Drive Lititz, Pennsylvania 17543 Attention: John Aranowicz, President Facsimile: (888) 838-9034

Section 9.5  Severability; Entire Agreement; Effectiveness.  Every provision of this Agreement, the Notes and the other Loan Documents is intended to be severable; if any term or provision of this Agreement, any Note or other Loan Document shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.  All exhibits and schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement.  This Agreement and the exhibits and schedules attached hereto and the other Loan Documents embody the entire agreement and understanding between Borrower and Lender and supersede all prior agreements and understandings relating to the subject matter hereof. This Agreement  amends and restates the Existing Loan Agreement in its entirety, and, from and after the Effective Date, this Agreement shall be the “Subordinated Loan Agreement” as defined in the Escrow Agreement.  Except for amendments or new Loan Documents specifically contemplated hereby, the Loan Documents entered into in connection with Existing Loan Agreement shall remain in full force and effect as written.  This Agreement shall become effective upon receipt by Lender of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by Lender in form satisfactory to it of facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 9.6  Governing Law; Venue. Except as otherwise provided in any Loan Document, this Agreement, the Notes and all other Loan Documents are being delivered, and are intended to be performed in, the State of Ohio and shall be construed and enforceable in accordance with, and governed by, the laws of the State of Ohio.  Borrower agrees that any legal suit, action or proceeding arising out of or related to this Agreement or any other Loan Document or the transactions contemplated hereby and thereby shall, in the sole discretion of Lender, be instituted in any state court of appropriate jurisdiction in Defiance County, Ohio, or a federal court of appropriate jurisdiction in Toledo, Ohio, and waives any objection that it may have, now or hereafter, to the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

Section 9.7  Amendments and Waivers.  Any provision of this Agreement, the Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by an authorized representative of Borrower and Lender.

Section 9.8  Taxes and Fees.  Should any tax (other than a tax based upon the net income of Lender) or any recording or filing fees become payable in respect of this Agreement, the Notes or any other Loan Document or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay the same together with any interest or penalties thereon and agree to hold Lender harmless with respect thereof.

Section 9.9  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.  It shall not be in making proof of this Agreement or of any document required to be executed and delivered in connection herewith to produce or account for more than one counterpart.

[The remainder of this page is intentionally left blank.  Signatures are on the next page.]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

BORROWER:

NEW CORE HOLDINGS, INC.

By:	/s/ John Aranowicz

Print Name:	John Aranowicz

Its:	President and CEO

LENDER:

RURBANC DATA SERVICES, INC.

By:	/s/ Kenneth A. Joyce

Print Name:	Kenneth A. Joyce

Its:	President and CEO

[Signature Page to Amended and Restated Subordinated Loan Agreement]

EXHIBIT E

1.  Restrictions on Transfer of Shares.  No holder of Shares of New Core Holdings, Inc. (the “Company”) may Transfer any Shares now owned or hereafter acquired except in compliance with this Agreement.  Any proposed Transfer which is not in compliance with this Agreement shall be void and of no effect whatsoever, and shall not be recognized by the Company on its books or otherwise.

(a)  Tag Along Rights.  If one or more holders of Shares owning, in the aggregate, at least a majority of the outstanding Shares (collectively, the “Majority Shareholders”), propose to Transfer all or any portion of the Shares held by the Majority Shareholders (the “Offered Shares”) to an unaffiliated third party (the “Third Party Purchaser”) pursuant to a bona fide sale (in one or more related transactions), Rurbanc Data Services, Inc. (“RDSI”) shall have the option, exercisable by written notice to the Majority Shareholders (the “Tag Along Notice”), to participate in such Transfer to the Third Party Purchaser on the same terms and conditions as the Majority Shareholders (the “Tag Along”).  The maximum number of Shares that may be Transferred by RDSI pursuant to the Tag Along shall be equal to the product of the Offered Shares, multiplied by a fraction, the numerator of which is equal to the number of Shares held by RDSI, and the denominator of which is equal to the sum of (i) the number of Shares owned by RDSI, and (ii) the number of Shares owned by the Majority Shareholders.

The Majority Shareholders shall notify RDSI in writing of any such proposed Transfer (the “Sale Notice”).  The Sale Notice shall set forth (i) the name and address of the proposed Third Party Purchaser; (ii) a copy of the written proposal containing all of the material terms and conditions of the proposed Transfer (including the proposed purchase price and terms and conditions of payment); and (iii) the date and location of and procedures for the Transfer.  The Tag Along shall be exercised by RDSI by delivery of a written notice to the Majority Shareholders within fifteen (15) days following receipt of the Sale Notice, which notice shall state the number of Shares that RDSI proposes to Transfer to the Third Party Purchaser.  If RDSI does not choose to participate in the Tag Along to the fullest extent possible, the Majority Shareholders shall have the right to Transfer to the Third Party Purchaser the amount of Shares that RDSI would have been entitled to Transfer to the Third Party Purchaser.  RDSI will bear the costs and expenses incurred by it in connection with the Tag Along to the extent such costs are not paid by the Third Party Purchaser.

(b)  Drag Along Rights.  If the Majority Shareholders propose to Transfer all of the Shares held by the Majority Shareholders to a Third Party Purchaser pursuant to a bona fide sale (in one or more related transactions), the Majority Shareholders shall have the option, exercisable by written notice to RDSI (the “Drag Along Notice”), to require RDSI to participate in such Transfer to the Third Party Purchaser on the same terms and conditions as the Majority Shareholders (the “Drag Along”).  Upon receipt of the Drag Along Notice, RDSI shall take all actions necessary or desirable in connection with the consummation of the Drag Along in order to effectively vest good title, right and interest, free and clear of all liens or encumbrances, in all of the Shares to such Third Party Purchaser on the same terms and conditions and for the same consideration per share as is applicable to the Majority Shareholders, within not more than thirty (30) days following the date of the Drag Along Notice.  The Majority Shareholders will bear the costs and expenses incurred by RDSI in connection with the Drag Along to the extent such costs and expenses are not paid by the Third Party Purchaser.

(c)  Definitions.

“Shares” means the shares of capital stock of the Company.

“Transfer” means, with respect to any Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Shares or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing.

2.  Financial Information.

(a)  Audited Annual Financial Statements.  Within seventy-five (75) days after the end of each fiscal year, the Company shall deliver to RDSI a copy of the audited balance sheet of the Company and its consolidated subsidiaries, if any, as at the end of such year, together with audited statements of income, shareholders’ equity and cash flow of the Company and the consolidated subsidiaries, if any, for such year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and accompanied by an unqualified report of the Company’s independent registered accounting firm with respect thereto.

(b)  Unaudited Quarterly Financial Statements. Within thirty (30) days after the end of each of the first three fiscal quarters, the Company shall deliver to RDSI a copy of the unaudited balance sheet of the Company and its consolidated subsidiaries, if any, as at the end of such fiscal quarter, together with unaudited statements of income and cash flow of the Company and the consolidated subsidiaries, if any, for such fiscal quarter.

EXHIBIT F

AMENDMENT TO SECURITY AGREEMENT

This Amendment to Security Agreement (this “Amendment”) is made to be effective as of February 26, 2010 (the “Effective Date”) between Rurbanc Data Services, Inc., an Ohio corporation (the “Lender”), having an address of 7622 State Route 66 N., Defiance, Ohio 43512, and New Core Holdings, Inc., a Florida corporation (the “Company”), having an address of 720 Gooseneck Drive, Lititz, Pennsylvania 17543.

For valuable consideration, the receipt of which of hereby acknowledged, the Company and the Lender hereby recite and agree as follows, intending to be legally bound.

Recitals

A.  The Company and the Lender are parties to a Subordinated Loan Agreement, dated as of April 25, 2009 (the “Existing Loan Agreement”).

B.  As security for the Company’s obligations under the Existing Loan Agreement, the Company and the Lender entered into a Security Agreement, dated as of April 29, 2009 (the “Security Agreement”)

C.  Simultaneously herewith, the Company and the Lender are entering into an Amended and Restated Subordinated Loan Agreement (the “Amended and Restated Loan Agreement”) to provide for the Working Capital Advances (as defined in the Amended and Restated Loan Agreement).

D.  As a condition of entering into the Amended and Restated Loan Agreement, the Lender requires the Security Agreement to be amended to make clear that the Working Capital Notes (as defined in the Amended and Restated Loan Agreement) are included in the Obligations secured by the Security Agreement.

Agreement

Section 1.  Incorporation of Definitions in Security Agreement; Amendment to Certain Definitions.

Capitalized terms used but not defined herein that are defined in the Security Agreement shall have the meaning given to them in the Security Agreement.

The Security Agreement is hereby amended by deleting the definition of “Subordinated Loan Agreement” and replacing it with the following:

“Subordinated Loan Agreement” means from April 25, 2009 to February 26, 2010, the Subordinated Loan Agreement, dated as of April 25, 2009, between the Company and the Lender, and from and after  February 26, 2010, the Amended and Restated Subordinated Loan Agreement, dated as of February 26, 2010 (as amended, amended and restated or otherwise modified from time to time), between the Company and the Lender.

The Security Agreement is hereby amended by deleting the definition of “Obligations” and replacing it with the following:

“Obligations” as used herein, means all of the indebtedness, obligations and liabilities of the Company to the Lender, individually or collectively, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising under or in respect of the Subordinated Loan Agreement, any promissory notes, including without limitation the Initial Advance Note, the Working Capital Notes and the Second Advance Note (as each such term is defined in the Subordinated Loan Agreement) or other instruments or agreements executed and delivered pursuant thereto or in connection therewith or this Agreement.

Section 2.  Grant and Regrant of Security Interest.  To secure the Obligations, including without limitation the Obligations evidenced by the Working Capital Notes, the Company hereby grants and regrants to the Lender a security interest in the Collateral.

Section 3.  Scope of Amendment.  Except as amended hereby, the Security Agreement shall remain in full force and effect as written.

IN WITNESS WHEREOF, the Company and the Lender have caused this Amendment to be executed by their respective duly authorized officers as of the Effective Date.

COMPANY:

NEW CORE HOLDINGS, INC.

By:

Print Name:

Its:

LENDER:

RURBANC DATA SERVICES, INC.

By:

Print Name:

Its:

EXHIBIT G

PROMISSORY NOTE (WORKING CAPITAL ADVANCE)

$__________	_________ __, 2010

Reference is made to that certain Amended and Restated Subordinated Loan Agreement, dated as of February 26, 2010 (the “Effective Date”), between Rurbanc Data Services, Inc., an Ohio corporation (“Lender”), having an address of 7622 State Route 66 N, Defiance, Ohio 43512, and New Core Holdings, Inc., a Florida corporation (“Borrower”), having an address of 720 Gooseneck Drive, Lititz, Pennsylvania 17543 (as amended, amended and restated or otherwise modified, the “Subordinated Loan Agreement”), the terms of which are hereby incorporated herein.  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Subordinated Loan Agreement.

For value received, Borrower promises to pay to the order of Lender, on or before the principal due date (as described below), the principal sum of _______ Dollars ($____________), together with interest from the date hereof on the unpaid principal balance from time to time outstanding, as described below.

Pursuant to the terms of the Subordinated Loan Agreement, the principal amount of this Note shall be due and payable on the Working Capital Advance Maturity Date, provided, that (a) if neither the Spin-Off nor the RDSI Sale occurs on or before the Final Spin-Off Date, the principal amount of the Working Advance shall be due and payable on the later of the Working Capital Advance Maturity Date applicable to the first Working Capital Advance and 36 months after the Final Spin-Off Date or (b) if the RDSI Sale occurs, the principal amount of the Working Capital Advance shall be due and payable on the later of the Working Advance Maturity Date applicable to the first Working Capital Advance and 36 months after the RDSI Sale Date.

Advances made pursuant to this Note shall bear interest from the date of the Working Capital Advance at the rate per annum equal to three percent (3%) plus the One Year FHLBB Advance Rate as in effect on the date of such Advance.  The interest rate shall adjust on each anniversary of the issuance of this Note to a rate per annum equal to three percent (3%) plus the One Year FHLBB Advance Rate in effect on such anniversary date.  Interest shall accrue and shall be due and payable on the Final Spin-Off Date, provided, that (a) if neither the Spin-Off nor the RDSI Sale occurs on or before the Final Spin-Off Date, Borrower shall pay all accrued interest on the Final Spin-Off Date, and any interest accrued thereafter shall be due and payable monthly on the first day of each following month, or (b) if the RDSI Sale occurs, Borrower shall pay all accrued interest on the RDSI Sale Date, and any interest accrued thereafter shall be due and payable monthly in arrears on the first day of each month thereafter.  Interest shall be computed on the basis of a 365-day year for the actual number of days the unpaid principal amount hereof is outstanding.

All payments received under the terms of this Note will be applied by Lender first to any sums due under this Note other than principal or interest, second to interest due and payable, third to any amounts of principal due and payable, and fourth to the last to mature of the payments of principal due under this Note.

Principal, interest and other sums payable in accordance with this Note shall be payable in lawful money of the United States of America at Lender’s address referenced above, or such other address of which Lender may from time to time give written notice to Borrower.

This Note shall be secured by all assets and personal property of Borrower, which collateral is more fully described in that certain Security Agreement, dated as of April 29, 2009, between Borrower and Lender, as amended by an Amendment to Security Agreement, dated as of the Effective Date (as further amended, amended and restated or otherwise modified, the “Security Agreement”), the terms of which are hereby incorporated herein.

If an Event of Default shall occur, Lender shall, without limitation, have all of the rights and remedies provided by any law or agreement, including the Subordination Agreement and other Loan Documents.  Upon any Event of Default, all outstanding Advances shall, immediately and without any action by Lender, bear interest at a rate per annum equal to (a) five percent (5%) plus (b) the interest rate on the Advances in effect prior to an Event of Default.

No delay or failure on the part of Lender to exercise any of its rights hereunder shall be deemed a waiver of such rights or of any other rights of Lender nor shall any delay, omission or waiver on any one occasion be deemed a bar to or a waiver of such rights or any other right on any future occasion.

Borrower and all other persons now or hereafter liable, primarily or secondarily, for the payment of the indebtedness evidenced hereby or any part thereof, waive presentment for payment, demand, notice of dishonor, protest and notice of protest, and all notices of every kind and assent to all extension(s) or postponement(s) of the time of payment or any other indulgences by Lender to any substitutions, exchanges, or releases of any security for this Note, and to additions or releases of any other parties or persons primarily or secondarily liable hereon.

Upon any transfer of this Note by Lender or by any subsequent transferee, the transferee shall thereupon become vested with all rights, benefits and privileges of Lender under this Note and by law provided, and the term “Lender” shall mean such subsequent transferee or transferee(s).

This Note and all rights and obligations under this Note shall be governed by and construed under the local laws of the State of Ohio.  If any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of Borrower, Lender, and all parties primarily or secondarily liable hereunder, that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

If there is a lawsuit arising out of this Note, Borrower agrees, upon Lender’s request, to submit to the jurisdiction of the courts of a state court of appropriate jurisdiction in Defiance County, Ohio, or a federal court of appropriate jurisdiction in Toledo, Ohio, and waives any objection that it may have, now or hereafter, to the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.  Borrower hereby waives the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower on this Note.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized representative to be effective as of the Effective Date.

New Core Holdings, Inc.

By:
Name:
Title: